Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-lA of the Chestnut Street Exchange Fund and to the use of our report dated February 21, 2018 on the financial statements and financial highlights of Chestnut Street Exchange Fund. Such financial statements and financial highlights appear in the December 31, 2017 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania

April 23, 2018